Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of

NMS Communications Corporation 401(k) Plan

Framingham, Massachusetts

We consent to incorporation by reference in the Registration Statement No. 333-65084 on Form S-8 of NMS Communications Corporation of our report dated June 29, 2005, relating to the statement of assets available for benefits of the NMS Communications Corporation 401(k) Plan as of December 31, 2004, the related statement of changes in assets available for benefits for the year then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at year end) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of NMS Communications Corporation 401(k) Plan.

/s/ Siegfried & Schieffer, LLC

Wilmington, Delaware
June 29, 2005

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